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                                 EXHIBIT 10.5(h)

                      Amendment effective February 6, 1998,

                    amending the Severance Agreement between

                     the Registrant and Jay B. Langner dated

                           April 16, 1990, as amended.

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                                  AMENDMENT TO
                               SEVERANCE AGREEMENT

                  WHEREAS, Jay B. Langner (the "Executive") and Hudson General Corporation, a Delaware corporation (the "Company"), entered into a Severance Agreement as of April 16, 1990, as amended as of January 23, 1996 (the "Agreement"); and

                  WHEREAS, the Executive and the Company wish to amend the Agreement in certain respects;

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company agree that the Agreement shall be amended, effective as of February 6, 1998, as set forth herein.

                  Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement.

                  1. Section 2(i) of the Agreement is hereby amended and restated to read as follows:

                  (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (such event, a "50% Event"); or (B) during any period of two consecutive years (not including any period prior to the original execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than (i) any director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (C) of this Subsection and (ii) any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to




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         represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. Notwithstanding the foregoing, the occurrence of a 50% Event shall not, of itself, constitute a change in control of the Company for purposes of the preceding sentence if, within 30 days after the occurrence of such 50% Event, such "person's" beneficial ownership of securities of the Company decreases to less than 50% of the combined voting power of the Company's then outstanding securities; provided, however, if your employment is terminated by the Company without Cause while the 50% Event continues in effect during such 30-day period, the foregoing provisions of this sentence shall be null and void and of no effect, and the determination of whether a change in control has occurred shall be made without reference to the foregoing provisions of this sentence.

                  2. Section 3(iii)(A) of the Agreement is hereby amended and restated to read as follows:

                           (A) the assignment to you of any duties inconsistent with your status as Chairman of the Board of Directors and Chief Executive Officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company;

                  3. Section 3(iii)(B) of the Agreement is hereby amended and restated to read as follows:

                           (B) a reduction by the Company in your annual cash compensation to an amount less than the sum of (x) your annual salary rate in effect immediately prior to the change in control of the Company, plus either (y) from and after the date on which the individuals who, immediately prior to the change in control of the Company, constituted the Board do not constitute a majority of the Board, an amount equal to the average of your bonuses (including awards under the Executive Incentive Program and any other annual incentive program that may be in effect) earned for the three years prior to the change in control of the Company, or (z) during the period in which the individuals who, immediately prior to the change in control of the Company, constituted the Board continue to constitute a majority of the Board, an amount equal to 50% of the average of your bonuses (including awards under the Executive Incentive Program and any other annual incentive program that may be in effect) earned for the three years prior to the change in control of the Company.

                  Except as amended hereby, the Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company, and Executive has executed this Amendment, on this ____ day of __________, 1998, effective as of as of February 6, 1998.


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                                            HUDSON GENERAL CORPORATION

                                            By:
                                               --------------------------------
                                               Name:          Michael Rubin
                                               Title:         President


                                               --------------------------------
                                               Jay B. Langner


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